EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Second Quarter 2016 Financial Results and Provides Operations Update

AUGUST 3, 2016 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango” or the “Company”) announced today its financial results for the three and six months ended June 30, 2016 and provided an operational update.

Second Quarter Summary

•	Production of 6.8 Bcfe for the quarter, or 74.6 Mmcfed; within guidance

•	Adjusted EBITDAX of $10.1 million for the quarter and net loss of $17.3 million

•	Quarter-end debt balance of $111 million, a $4.5 million decrease from year-end

•	Completed the purchase of approximately 12,100 gross operated undeveloped acres (~5,000 net to MCF) in the Southern Delaware Basin of Texas in July 2016; drilling to commence in late-2016

•	Completed an underwritten public offering of 5,000,000 shares of common stock for net proceeds of approximately $46.9 million in July 2016

Management Commentary

Allan D. Keel, the Company’s President and Chief Executive Officer, commented “Our conservative approach during this uncertain price environment has paid off by protecting our financial position and allowing us to purchase a  Southern Delaware Basin acreage position, one of the most exciting emerging plays in the industry.  We have received the funds from our equity offering which will be put to use right away as we expect to secure a drilling rig and begin drilling this new acreage in late-2016.  At current commodity prices, this area offers excellent returns. Should commodity prices improve, we maintain the financial flexibility and capacity to increase drilling in this area, or other opportunities within our portfolio.”

Summary Second Quarter Financial Results

Net loss for the three months ended June 30, 2016 was $17.3 million, or $0.90 per basic and diluted share, compared to a net loss of $19.5 million, or $1.03 per basic and diluted share, for the same period last year. This improvement was mainly attributable to lower operating expenses, G&A, exploration expenses and depreciation, depletion and amortization (“DD&A”) expense and a gain from investments in affiliates, offset in part by a decline in revenues due to lower prices and production, a higher net loss on derivatives, and the valuation of the tax loss provision for the 2016 loss compared to a benefit recognized in 2015.

Excluding the impairment charges for both periods and the mark to market adjustment included in the loss on derivatives for both periods, net loss, before income tax, was $9.3 million in 2016 compared to a pre-tax net loss of $29.3 million in 2015.  Average weighted shares outstanding were approximately 19.1 million and 18.9 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, as defined below, of approximately $10.1 million for the three months ended June 30, 2016, compared to $19.9 million for the same period last year, a decrease mainly attributable to a $16.0 million decrease in revenues, partially offset by a $5.8 million decrease in operating expenses and cash G&A costs.

Revenues for the three months ended June 30, 2016 were approximately $19.4 million compared to $35.3 million for the same period last year, a decrease primarily due to lower production and a 28% decrease in the weighted average equivalent sales price received.

Production for the second quarter of 2016 was approximately 6.8 Bcfe, or 74.6 Mmcfe per day, approximately 24% less than production for the second quarter of 2015, but within our previously provided guidance.  This decrease in production can be attributed to minimal new production added in 2015 and 2016 because of a reduced drilling program associated with the low commodity price environment. Crude oil and natural gas liquids production during the second quarter of 2016 was approximately 3,800 barrels per day, or 31% of total production, compared to approximately 5,900 barrels per day, or 36% of total production in the second quarter of 2015, a decline related to our reduced drilling program. Our third quarter 2016 production guidance of 67 - 72 Mmcfed reflects the impact of a minimal 2016 capital program.

The weighted average equivalent sales price during the three months ended June 30, 2016 was $2.85 per Mcfe, compared to $3.94 per Mcfe for the same period last year, a 27% and 25% decrease in oil and gas prices, respectively, and the decline in the oil/liquids production as a percentage of the overall product mix.

Operating expenses for the three months ended June 30, 2016 were approximately $7.0 million, or $1.03 per Mcfe, compared to $11.0 million, or $1.22 per Mcfe, for the same period last year.  Included in operating expenses are lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes.

Lease operating expenses (“LOE”), transportation and processing costs and workover expenses for the three months ended June 30, 2016 were approximately $5.9 million, or $0.86 per Mcfe, which was below our previously provided guidance, compared to approximately $9.2 million, or $1.02 per Mcfe, for the same period last year, a 36% reduction in costs as we continue to find ways to reduce costs in the field and operate more efficiently. We also achieved a 16% decrease in operating costs per Mcfe, an accomplishment that is particularly noteworthy due to the fact that production was 24% lower and that the majority of our operating costs are fixed costs.

Exploration expenses for the three months ended June 30, 2016 were approximately $0.3 million.  Exploration expenses for the three months ended June 30, 2015 were approximately $6.9 million, which included $6.5 million in dry-hole costs related to our State #1 well in Natrona County, Wyoming.

DD&A expense for the three months ended June 30, 2016 was $17.9 million, or $2.63 per Mcfe, compared to $38.8 million, or $4.33 per Mcfe, for the same period last year.  This decrease is primarily attributable to the lower production during the quarter and to a decrease in DD&A expense per Mcfe as a result of the 2015 impairment of recorded historical costs.

Impairment and abandonment expense from oil and gas properties was $1.3 million for the three months ended June 30, 2016. Of this amount, approximately $1.1 million was related to the amortized impairment of certain non-core unproved properties and onshore prospects because of the impact of the sustained low commodity price environment on our drilling program.

G&A expenses for the three months ended June 30, 2016 were $5.4 million, or $0.79 per Mcfe, compared to $7.4 million, or $0.82 per Mcfe, for the prior year quarter.  Excluding non-cash stock compensation expense of $1.3 million and $1.4 million for the 2016 and 2015 quarters, respectively, cash G&A was $4.1 million and $6.0 million, 32% lower quarter over quarter.  In August 2015, we reduced our staff by approximately 30% in our corporate office and in September 2015, we implemented a retainer fee and salary replacement program for our remaining corporate employees and directors, where each employee’s base salary and each director’s retainer fee were reduced by 10%.  The amount of salary and fee reduction is to be replaced by an award of fully vested shares of common stock in the following year. For the third quarter of 2016, we have provided guidance of $4.0 million to $4.5 million for general and administrative expenses, exclusive of non-cash stock compensation (“Cash G&A”).

Gain from affiliates for the three months ended June 30, 2016 was approximately $1.3 million, compared to a loss from affiliates of $0.7 million for the same period last year.

Acquisition and Underwritten Public Offering

In July 2016, we purchased one-half of the seller’s interest in approximately 12,100 gross undeveloped acres (approximately 5,000 net acres to MCF) for up to $25 million in the Southern Delaware Basin of Texas (the “Acquisition”). The purchase price was comprised of $10 million in cash paid at closing on July 26, 2016, and $10 million in carried well costs expected to be paid over the next 14 months. Certain additional contingent payments upon success could increase total consideration to $25 million.  Please see our updated Company presentation on our website, http://www.contango.com, for additional information on the Acquisition.

Also in July 2016, we completed an underwritten public offering of 5,000,000 shares of our common stock for net proceeds of approximately $46.9 million. In addition, we have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock. Proceeds from the offering were used to fund the purchase price of the Acquisition and are expected to be used to fund drilling costs associated with the initial exploration and development thereof. Pending such use, we used the proceeds of the offering to repay amounts outstanding under our revolving credit facility.

2016 Capital Program and Liquidity

Capital costs incurred for the three months ended June 30, 2016 were approximately $0.7 million for the acquisition of leases and other rights in new areas. We have previously announced a minimal 2016 capital budget focused on limiting capital expenditures to that determined to be warranted from a strategic perspective, thereby allowing us to use internally generated cash flow to reduce obligations outstanding under our revolver.  As a result of the Acquisition, we intend to revisit our 2016 capital program in order to begin drilling a one rig continuous program in late-2016.  As of June 30, 2016, we had approximately $111.0 million of debt outstanding under our credit facility, a $4.5 million decrease from year-end 2016.

Derivative Instruments

We had  the following financial derivative contracts in place as of June 30, 2016:

Commodity	Period	Derivative	Volume/Month	Price/Unit (1)

Natural Gas	July 2016	Swap	1,300,000 MMBtu	$2.53
Natural Gas	Aug 2016 - Oct 2016	Swap	250,000 MMBtu	$2.53
Natural Gas	Nov 2016 - Dec 2016	Swap	1,300,000 MMBtu	$2.53
Natural Gas	Jan 2017 - July 2017	Collar	400,000 MMBtu	$2.65 - 3.00
Natural Gas	Aug 2017 - Oct 2017	Collar	200,000 MMBtu	$2.65 - 3.00
Natural Gas	Nov 2017 - Dec 2017	Collar	400,000 MMBtu	$2.65 - 3.00

(1)	Commodity price derivatives based on Henry Hub NYMEX natural gas prices.

For the three months ended June 30, 2016, we recognized a loss on derivatives of $4.4 million.  Of this, $6.6 million was an unrecognized mark-to-market loss, partially offset by a realized gain of $2.2 million for the current quarter.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six month periods ended June 30, 2016 and 2015:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	%	2016	2015	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	36	53	-32%	87	107	-19%
Natural gas (Mmcf)	3,676	4,267	-14%	7,515	8,927	-16%
Natural gas liquids (Mbbls)	111	126	-12%	223	259	-14%
Natural gas equivalents (Mmcfe)	4,559	5,342	-15%	9,379	11,123	-16%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	131	222	-41%	265	410	-35%
Natural gas (Mmcf)	997	1,444	-31%	2,079	2,653	-22%
Natural gas liquids (Mbbls)	75	141	-47%	163	231	-29%
Natural gas equivalents (Mmcfe)	2,234	3,616	-38%	4,640	6,500	-29%

Total Volumes Sold:
Oil and condensate (Mbbls)	167	275	-39%	352	517	-32%
Natural gas (Mmcf)	4,673	5,711	-18%	9,594	11,580	-17%
Natural gas liquids (Mbbls)	186	267	-30%	386	490	-21%
Natural gas equivalents (Mmcfe)	6,793	8,958	-24%	14,019	17,623	-20%

Daily Sales Volumes:
Oil and condensate (Mbbls)	1.8	3.0	-39%	1.9	2.9	-32%
Natural gas (Mmcf)	51.4	62.8	-18%	52.7	64.0	-17%
Natural gas liquids (Mbbls)	2.0	2.9	-30%	2.1	2.7	-21%
Natural gas equivalents (Mmcfe)	74.6	98.4	-24%	77.0	97.4	-20%

Average sales prices:
Oil and condensate (per Bbl)	$41.80	$57.14	-27%	$34.75	$51.03	-32%
Natural gas (per Mcf)	$2.00	$2.68	-25%	$2.01	$2.77	-27%
Natural gas liquids (per Bbl)	$16.33	$16.33	0%	$14.09	$15.27	-8%
Total (per Mcfe)	$2.85	$3.94	-28%	$2.63	$3.74	-30%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	%	2016	2015	%
Offshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.52	$0.60	-13%	$0.51	$0.62	-18%
Production and ad valorem taxes	$0.08	$0.08	0%	$0.07	$0.08	-13%

Onshore Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$1.56	$1.65	-5%	$1.67	$1.70	-2%
Production and ad valorem taxes	$0.36	$0.37	-3%	$0.29	$0.31	-6%

Total Selected Costs ($ per Mcfe)
Lease operating expenses (1)	$0.86	$1.02	-16%	$0.89	$1.01	-12%
Production and ad valorem taxes	$0.17	$0.20	-15%	$0.15	$0.17	-12%
General and administrative expense (cash)	$0.60	$0.66	-9%	$0.59	$0.72	-18%
Interest expense	$0.17	$0.09	89%	$0.15	$0.09	67%

Adjusted EBITDAX (2) (thousands)	$10,103	$19,870		$17,366	$33,945

Weighted Average Shares Outstanding (thousands)
Basic	19,121	18,939		19,100	18,939
Diluted	19,121	18,939		19,100	18,939

(1)	LOE includes transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net income (loss).

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
ASSETS	(in thousands)
Cash and cash equivalents	$—	$—
Accounts receivable, net	12,309	20,504
Other current assets	2,947	1,768
Net property and equipment	347,098	379,205
Investments in affiliates and other non-current assets	17,106	15,279

TOTAL ASSETS	$379,460	$416,756

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued liabilities	25,530	36,358
Other current liabilities	7,541	4,603
Long-term debt	110,978	115,446
Asset retirement obligations	23,128	22,506
Other non-current liabilites	518	—
Total shareholders’ equity	211,765	237,843

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$379,460	$416,756

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in thousands)
REVENUES
Oil and condensate sales	$6,971	$15,688	$12,218	$26,382
Natural gas sales	9,337	15,287	19,272	32,110
Natural gas liquids sales	3,054	4,359	5,454	7,489
Total revenues	19,362	35,334	36,944	65,981

EXPENSES
Operating expenses	7,020	10,972	14,624	20,883
Exploration expenses	324	6,924	644	11,407
Depreciation, depletion and amortization	17,875	38,770	34,420	73,885
Impairment and abandonment of oil and gas properties	1,252	236	3,103	2,517
General and administrative expenses	5,384	7,351	11,286	15,179
Total expenses	31,855	64,253	64,077	123,871

OTHER INCOME (EXPENSE)
Gain (loss) from investment in affiliates, net of income taxes	1,295	(745)	1,335	(187)
Interest expense	(1,178)	(835)	(2,056)	(1,530)
Loss on derivatives, net	(4,381)	(10)	(177)	(10)
Other income (expense)	(270)	995	(310)	990
Total other expense	(4,534)	(595)	(1,208)	(737)

NET LOSS BEFORE INCOME TAXES	(17,027)	(29,514)	(28,341)	(58,627)

Income tax benefit (provision)	(269)	9,986	(359)	20,535

NET LOSS	$(17,296)	$(19,528)	$(28,700)	$(38,092)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, depletion and amortization, and oil & gas expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the RBC Credit Facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in thousands)
Net loss	$(17,296)	$(19,528)	$(28,700)	$(38,092)
Interest expense	1,178	835	2,056	1,530
Income tax provision (benefit)	269	(9,986)	359	(20,535)
Depreciation, depletion and amortization	17,875	38,770	34,420	73,885
Exploration expenses	324	6,924	644	11,407
EBITDAX	$2,350	$17,015	$8,779	$28,195

Unrealized gain on derivative instruments	$6,629	$10	$3,932	$10
Non-cash stock-based compensation charges	1,279	1,438	2,978	2,578
Impairment of oil and gas properties	1,140	239	3,012	2,544
Loss (gain) on sale of assets and investment in affiliates	(1,295)	1,168	(1,335)	618
Adjusted EBITDAX	$10,103	$19,870	$17,366	$33,945

Guidance for Third Quarter 2016

The Company is providing the following guidance for the third calendar quarter of 2016.

Production	67,000 – 72,000 Mcfe per day

LOE (including transportation and workovers)	$6.0 million – $6.5 million

Production and ad valorem taxes (% of Revenue)	5.50%

Cash G&A	$4.0 million – $4.5 million

DD&A rate	$2.50 – $2.75

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Thursday,  August 4, 2016 at 9:30am CDT.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 1-800-533-7954, (International 1-785-830-1924) and entering the following participation code: 8469985.  A replay of the call will be available from Thursday, August 4, 2016 at 12:30pm CDT through Thursday, August 11, 2016 at 12:30pm CDT by calling the following phone number: 1-888-203-1112, (International 1-719-457-0820) and entering participation code 8469985.

Contango Oil & Gas Company is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Texas and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400	Sergio Castro – 713-236-7400
Senior Vice President and Chief Financial Officer	Vice President and Treasurer